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                                                                    Exhibit 99.1
                                                                    ------------


                             [AMERICAN TOWER LOGO]



                                                         ATC CONTACT: ANNE ALTER
                                                  Director of Investor Relations
                                                       Telephone: (617) 375-7500

FOR IMMEDIATE RELEASE

               AMERICAN TOWER ESTIMATES FOURTH QUARTER RESULTS
               -----------------------------------------------
                    AND REAFFIRMS FISCAL YEAR 2001 OUTLOOK
                    --------------------------------------

Boston, Massachusetts January 5, 2001 - American Tower Corporation (NYSE: AMT) today announced that it expects fourth quarter 2000 revenues to be in a range of $226 million to $233 million. This estimated revenue exceeds the Company's previously announced expectations due primarily to stronger than expected sales in the Services and Internet, voice, data and video segments. American Tower also expects its fourth quarter 2000 EBITDA ("operating income (loss) before depreciation and amortization plus interest income TV Azteca, net") to be in a range of $56 million and $60 million. This estimated EBITDA is below the Company's previously announced expectations due primarily to a one time reserve for bad debt of up to $7 million related to sales of components to Anicom, Inc., (formerly, NASDAQ: ANIC) a Services customer in the components business.

American Tower also expects newly constructed towers for the fourth quarter 2000 to be greater than 500, exceeding expectations, bringing the full year total to over 1,650. The fourth quarter annualized tenant net lease-up rate is expected to be 0.45 broadband equivalent tenants per tower.

Steve Dodge, Chief Executive Officer of American Tower stated, "It's important to emphasize that this reserve for bad debt, while very disappointing, is a one time event that has absolutely no bearing on our outlook for 2001. We remain very encouraged by our strong revenue growth and the strong underlying demand for our towers and services that this growth evidences. Our 2000 annual new tower development total of 1,650 greatly surpasses our original plan of 1,200, which sets us up very well for 2001 and beyond but which also serves to diminish EBITDA in the short term. Additionally, during the second half of 2000, we have created and staffed 20 management areas within our five regions further strengthening our new tower development, leasing, and customer service functions. While we are certain that this investment will help our business in 2001 and beyond -- and has already contributed to the accelerating pace of our new tower development activities -- it puts pressure on our margins in the near term. We continue to show a determination, to invest in those critical areas we believe will enhance future value creation."

American Tower also announced that it reaffirms its fiscal year 2001 outlook. An "Estimated Summary of Fourth Quarter 2000 Results and Reaffirmed Fiscal Year 2001 Outlook" is included in the attached exhibit.

The estimated financial results contained in this announcement for American Tower's fourth quarter are preliminary, and are subject to the closing of its financial books and the completion of customary quarter-end review procedures and the fiscal year 2000 audit. Final financial results for the quarter and the year may vary. American Tower expects to release its financial results for the fourth quarter 2000 and fiscal year 2000 during the week of February 26, 2001.

                                  (continued)
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Page 2

American Tower will host a conference call on Friday, January 5, 2001 at 11:30 a.m. Eastern to discuss the revised company outlook. The call will be hosted by Joe Winn, Chief Financial Officer, who will be joined by Steve Dodge, Chief Executive Officer. The dial-in numbers are US: (800) 230-1085, international:
(612) 332-0637, no access codes required. A replay of the call will be available from 4:00 p.m. Eastern Friday, January 5, 2001 until 11:59 p.m. Eastern Friday, January 12, 2001. The replay dial-in numbers are US: (800) 475-6701, and international: (320) 365-3844, access code 563766.

American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in North America. Giving effect to pending transactions, American Tower operates approximately 13,000 sites in the United States, Mexico and Canada, including approximately 300 broadcast tower sites. Of the 13,000 sites, approximately 12,000 are owned or leased towers and approximately 1,000 are managed and lease/sublease sites. Based in Boston, American Tower has regional hub offices in Boston, Atlanta, Chicago, Houston, San Francisco and Mexico City. For more information about American Tower Corporation and its subsidiary Verestar, Inc., please visit our web sites www.americantower.com and www.verestar.com.

This press release contains "forward-looking statements" that involve a number of risks and uncertainties. Forward-looking statements include the information regarding the estimated results of operations for the fourth quarter and our outlook for the results of operation for 2001 and statements regarding our goals, beliefs, strategies, objectives, plans or current expectations and matters that are not historical facts. For example, when we use the words believe, expect, estimate, anticipate or similar expressions, we are making forward-looking statements. You should be aware that certain important factors may affect us in the future and could cause actual results to differ materially from those expressed in our forward-looking statements. These important factors include, but are not limited to (i) our substantial capital requirements and leverage due principally to our ongoing acquisitions and construction, (ii) our dependence on the following: wireless communications demand, use of satellites for Internet data transmission, and implementation of digital television, (iii) the success of our tower construction program, (iv) our ability to locate attractive acquisition targets, acquire them on terms we feel are reasonable, and successfully integrate our acquisitions, and (v) the governmental, expropriation, currency and fund repatriation risks inherent in our growing foreign operations. In addition, please also refer to the "Risk Factors" section of our registration statement on Form S-3 filed with the SEC on August 31, 2000 for other important factors that may cause actual results to differ materially from those expressed in our forward-looking statements. We undertake no obligation to update the forward-looking statements contained in this press release, to reflect subsequently occurring events or circumstances.


                                  (continued)
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                                                                          Page 3

AMERICAN TOWER CORPORATION
Estimated Summary of Fourth Quarter 2000 Results
  and Reaffirmed Fiscal Year 2001 Outlook
January 5, 2001
In Millions

                                                                        Fourth Quarter 2000                   Fiscal Year 2001
                                                                          Estimated Ranges                   Reaffirmed Ranges
                                                                      ------------------------           -------------------------
Rental and Management Revenue                                           $ 83  to           $ 85           $  405   to        $  420
Rental and Management Cash Flow                                           46  to             48              235   to           250
            (includes Interest Income TV Azteca, net)

Services Revenue                                                          94  to             97              405   to           470
Services Cash Flow*                                                        6  to              7               65   to            75

Internet, Voice, Data and Video Transmission Revenue                      49  to             51              270   to           290
Internet, Voice, Data and Video Transmission Cash Flow                    13  to             14               60   to            65

Total Revenue                                                            226  to            233            1,080   to         1,180
Total Cash Flow                                                           65  to             69              360   to           390

EBITDA Excluding Development Expense                                      60  to             64              338   to           368

EBITDA                                                                    56  to             60              335   to           365

*Includes $7 million reserve for bad debt noted in text.

                                                                 ###